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Exhibit 99.1

[IHOP CORP. LETTERHEAD]

Investor Contact
Tom Conforti
Chief Financial Officer
IHOP Corp.
818-240-6055

Eileen Morcos
Hill & Knowlton
323-966-5748
 emorcos@hillandknowlton.com

Media Contact
Steve Hawkins
Hill & Knowlton
323-966-5704
 shawkins@hillandknowlton.com

IHOP CORP. ANNOUNCES NEW LONG TERM STRATEGIC GROWTH PLAN

Glendale, Calif., January 13, 2003—IHOP Corp. (NYSE: IHP) today announced a new strategic growth plan designed to increase long term shareholder value. In 2003, IHOP plans to transition from company-financed development of new restaurants to a traditional franchise development model. The company believes that this traditional franchise store development model will facilitate the company's ability to sustain its successful track record of long term system wide sales growth and will lay the foundation for an acceleration of comparable store sales growth. The change in development strategy is anticipated to significantly increase the company's free cash flow by reducing investment in fixed assets and franchisee receivables. Initially, lower financing related fees from franchisees are expected to result in a decline in earnings per share in fiscal 2003, to between $1.55 and $1.70. As the new development strategy is implemented, the company expects EPS to resume positive growth.

Julia A. Stewart, IHOP Corp. president and chief executive officer, said, "We have proactively shifted our operating model to stay ahead of the curve in terms of future growth opportunities, while aggressively pursuing the number one position in family dining. With significant free cash flow generation, our new model provides us with the financial flexibility to build the business and otherwise enhance shareholder value."

Operating Model Transition

IHOP currently develops and franchises the majority of its new restaurants. Over the past decade, this approach enabled the company to grow rapidly to reach the critical mass it has today. IHOP has determined that the cash flow benefit of shifting to a traditional franchise model creates greater value than an earnings model fueled by company-financed restaurant development. The new operating model is expected to:

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Generate positive free cash flow

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Reduce capital expenditures

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Leverage the entrepreneurial base of franchisees and extend franchising options

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Achieve brand penetration through continued new restaurant openings

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Provide greater flexibility to pursue capital structure alternatives, subject to the assessment of economic costs, including the potential monetization and distribution of IHOP's approximately $200 million in equipment lease and franchise fee note receivables.

Brand and Operations Strategy

As the company has stated consistently over the past 12 months, IHOP's vision is to become number one in family dining. In support of this vision, the company made significant investments in 2002 to be well positioned for the launch of its 2003 brand building initiatives. These investments included consumer research, media testing of promotional programs and the selection of one of America's leading advertising agencies—all specifically designed to deliver increased guest traffic counts, higher comparable sales and greater unaided brand awareness. In tandem with these brand initiatives, the company will utilize an extensive mystery shopper program as well as an enhanced training process to ensure that all IHOP restaurants meet or exceed guests' expectations each and every day.

Increased Share Repurchase Authorization

IHOP also announced that its board of directors has approved an increase in the previously disclosed, stock repurchase program, which will permit the purchase of up to 2.6 million shares. Any share repurchases under this program may be made in the open market, or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice. As of December 31, 2002, IHOP had 21.3 million diluted shares outstanding.

Conference Call

IHOP will hold a conference call to discuss its strategic growth plan in more detail today, Monday, January 13, 2003 at 11:00 a.m. Eastern (8:00 a.m. Pacific). To participate on the call, please dial (719) 457-2631 and reference pass code 666680. The company will webcast a slide presentation to accompany management's discussion, which can be accessed through IHOP's Web site at www.ihop.com. Participants should allow approximately ten minutes prior to the call's start time to visit the site and download any streaming media software needed to listen to the broadcast and view the slide show.

An audio replay of the call will be available by 2:00 p.m. Eastern and can be accessed through January 17, 2003 by dialing (719) 457-0820 and reference pass code 666680. An online archive of the audio and slide presentation will be available approximately four hours following the live call and will be archived until February 13, 2003.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for 45 years. Offering more than 16 types of pancakes, as well as omelets, breakfast specialties, burgers, chicken and steaks, IHOP's diverse menu appeals to people of all ages. IHOP restaurants are developed, operated and franchised by Glendale, California based IHOP Corp. As of December 31, 2002, there were 1,103 IHOP restaurants in the chain in 46 states and Canada. IHOP is publicly traded on the NYSE under the symbol "IHP." For more information, call the company's headquarters at (818) 240-6055 or visit the company's Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as "may," "will," "expect," "believe," "plan," or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company's new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP's control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP's overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP's filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

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  Exhibit 99.1
IHOP CORP. ANNOUNCES NEW LONG TERM STRATEGIC GROWTH PLAN